Exhibit 5.1

McLaughlin & Stern, llp

steven w. schuster Partner Direct Phone: (212) 448-6216 Direct Fax: 1(800) 203-1556 E–Mail: sschuster@mclaughlinstern.com	260 Madison Avenue New York, New York 10016 (212) 448–1100 Fax (212) 448–0066	Millbrook Office Franklin Avenue P.O. Box 1369 Millbrook, New York 12545 (845) 677–5700 Fax (845) 677–0097

November 19, 2010

Zheng Hui Industry Corporation
Daokou Industrial Park
Yingli Town, Shouguang
Weifang, Shandong Province
China 262717

Re:	Registration Statement on Form S-1 (SEC File No. 333-168073)

Ladies and Gentlemen:

We have acted as counsel for Zheng Hui Industry Corporation, a Nevada corporation (the “Company”), in connection with a registration statement on Form S-1 (File No. 333-168073) (the “ Registration Statement ”) filed with the Securities and Exchange Commission (the “ Commission ”) under the Securities Act of 1933, as amended (the “ Securities Act ”), in connection with registration of:

(1) an aggregate of $17,250,000 of shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), including up to an aggregate of $3,000,000 of Shares upon exercise of an over-allotment option to be granted to Rodman & Renshaw, LLC and  Newbridge Securities Corporation. (the “ Underwriters ”),

(2) warrants to purchase Common Stock (the "Underwriters' Warrants") to be issued by the Company to the Underwriters, and

(3) up to an aggregate of $2,242,500 of shares of Common Stock (the “Warrant Shares") underlying, and issuable to the Underwriters’ upon exercise of, the Underwriters' Warrants.

As used in this opinion letter, the term “Securities,” refers collectively to the Shares, the Underwriters’ Warrants and the Warrant Shares, the term “Prospectus” refers to the prospectus included in the Registration Statement in the form first filed with the Commission following the Effective Time pursuant to Rule 424(b) of the rules and regulations under the Securities Act and the term “Effective Time” means the date and the time as of which the Registration Statement is declared effective by the Commission.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of this opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation and Bylaws, each as amended to date, and the corporate actions of the Company that provide for the issuance and sale of the Securities and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a Fact Certificate from an officer of the Company.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed that the Company does not in the future issue so many shares of Common Stock that there are insufficient remaining authorized but unissued shares of Common Stock for the exercise of the Underwriters’ Warrants. We have not verified any of those assumptions.

Our opinions set forth below are limited to Chapter 78  (Private Corporations) of the Nevada Revised Statutes of  the State of Nevada  (the “Nevada Corporations Code”), the federal laws of the United States, and, solely with respect to our opinion in the numbered paragraph 2 below, the law of the State of New York. Our opinions as to the Nevada Corporations Code are based solely on the official statutes of the State of Nevada and the applicable provisions of the Nevada Constitution and the reported judicial decisions interpreting such statutes and provisions.  Our opinions as to the laws of the State of New York are based solely on the official statutes of the State of New York and the applicable provisions of the New York Constitution and the reported judicial decisions interpreting such statutes and provisions. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction. The opinions set forth below are rendered as of the date of this letter. We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

Based upon and subject to the foregoing, it is our opinion that:

1.  The Shares have been duly authorized and when issued and paid for as described in the Registration Statement and Prospectus, will be, validly issued, fully paid and non-assessable.

2.  The Underwriters' Warrants have been duly authorized for issuance to the Underwriters, and when issued and paid for as described in the Registration Statement and Prospectus, will constitute valid and legally binding obligations of the Company, subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium, and other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing. We express no opinion with respect to provisions of the Underwriters’ Warrants relating to severability or separability.

3.  The Warrant Shares have been duly authorized for issuance upon exercise by the Underwriters of the Underwriters’ Warrants and, when issued and paid for in accordance with the terms and conditions of the Underwriters' Warrants and as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus. In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement or the Prospectus within the meaning of the term “expert”, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ MCLAUGHLIN & STERN LLP

MCLAUGHLIN & STERN LLP